Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

MetaVia Inc.

(Exact Name of Registrant as Specified in its Charter)

Tabe 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001	Rule 457(c)	14,084,507	$0.6845	$9,640,845.04	0.00015310	$1,476.02
Total Offering Amounts							$1,476.02
Total Fees Previously Paid					–		–
Total Fee Offsets					–		–
Net Fee Due							$1,476.02

(1)	Represents the shares of common stock, par value $0.001 per share (the “common stock”) of MetaVia Inc. (the “Registrant”) that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of shares of common stock that may be issued and resold resulting from stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	The proposed maximum offering price per share has been estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(c) under the Securities Act based on the average high and low prices reported for the Registrant’s common stock on June 25, 2025.